Exhibit 3.2

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRAFFIC.COM, INC.

The name of the corporation (the “Corporation”) is Traffic.com, Inc.  The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 23, 1998, under the original name of the Corporation, which was Argus Networks, Inc.

This Fifth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the board of directors and the stockholders of the Corporation in accordance with Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The original Certificate of Incorporation of the Corporation, as amended and restated to date, is hereby further amended and restated to read in full as follows:

FIRST:  The name of the Corporation is Traffic.com, Inc.

SECOND:  The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, (New Castle County), Delaware 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:  The Corporation shall have the authority to issue a total of 130,000,000 shares, divided into classes of (i) 100,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), and (ii) 30,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A             COMMON STOCK.

1.             General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.             Voting.  The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of

Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designation of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation.  There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3.             Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as, if and when determined by the Board of Directors and subject to any limitations or restrictions contained in, or any preferential dividend rights of, any then outstanding Preferred Stock.

4.             Liquidation.  Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

5.             Redemption. The Common Stock is not redeemable by its terms.

B             PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority hereby is expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Delaware law.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.  Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred

Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH:  Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH:  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.  The Bylaws of the Corporation also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors, in addition to any other vote required by this Certificate of Incorporation.  Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with, this Article Sixth.

SEVENTH:  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment or repeal of this Article Seventh, or subsequently adopted inconsistent provision of this Certificate of Incorporation shall decrease the protection afforded to a director by this Article with respect to any act or omission of the director occurring prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH:  (a) (i) The Corporation shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may hereinafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than are permitted the Corporation to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation or otherwise (hereinafter, a “proceeding”) by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation, service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as director or officer of the Corporation or in any other capacity on behalf of the Corporation while such person is or was serving as a director or officer of the Corporation, against all expenses, liability and loss, including but not limited to attorneys’ fees, judgments, fine, ERISA excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith.

(ii)           Notwithstanding the foregoing, except as provided in subsection (b) of this Article Eighth, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

(iii)          Subject to the limitation set forth above concerning proceedings initiated by the person seeking indemnification, the Corporation may, at its option, elect to reimburse such person for the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights under this Article Eighth in advance of the final disposition thereof promptly after receipt by the Corporation of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or officer of the Corporation in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Corporation under this Article Eighth or otherwise.

(iv)          The right to indemnification and advancement of expenses provided herein shall continue as to a person who has ceased to be a director or officer of the Corporation or to serve in any of the other capacities described herein, and shall inure to the benefit of the heirs executors and administrators of such person.

(b)           If a claim for indemnification under subsection (a) of this Article Eighth is not paid in full by the Corporation within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancement of expenses, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

(c)           The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of a final disposition conferred in subsection (a) of this Article Eighth and the right to payment of expenses conferred in subsection (b) of this Article

Eighth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses hereunder may be entitled under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise, both as to actions in his or her official capacity and as to actions in any other capacity while holding that office, the Corporation having the express authority to enter into such agreements or arrangements as the board of directors deems appropriate for the indemnification of and advancement of expenses to present or future directors and officers as well as employees, representatives or agents of the Corporation in connection with their status with or services to or on behalf of the Corporation or any other corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, for which such person is serving at the request of the Corporation.

(d)           The Corporation may create a fund of any nature, which may, but need not, be under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, including its obligation to advance expenses, whether arising under or pursuant to this Article Eighth or otherwise.

(e)           The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation has the power to indemnify such person against such liability under the laws of this or any other state.

(f)            Neither the modification, amendment, alteration or repeal of this Article Eighth or any of its provisions nor the adoption of any provision inconsistent with this Article Eighth or any of its provisions shall adversely affect the rights of any person to indemnification and advancement of expenses existing at the time of such modification, amendment, alteration or repeal or the adoption of such inconsistent provision.

NINTH:  This Article Ninth is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.             General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

2.             Number of Directors; Election of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors.  Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3.             Classes of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes:  Class I, Class II and Class III.

4.             Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2006; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2007; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2008; provided, further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

5.             Quorum.  A majority of the directors at any time in office shall constitute a quorum.  If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6.             Action at Meeting.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7.             Removal.  Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

8.             Vacancies.  Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorships in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.  A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9.             Stockholder Nominations and Introduction of Business, Etc.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10.           Amendments to Article.  Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Ninth.

TENTH:  Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.  Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Tenth.

ELEVENTH:  Special meetings of stockholders for any purpose or purposes for which meetings may be lawfully called, may be called at any time in the manner provided by the Bylaws of the Corporation by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or by one or more stockholders holding shares in the aggregate entitled to cast not less than fifty percent (50%) of the votes at that meeting.  Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.  Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Eleventh.

IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, as amended and restated to date, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this            day of            , 200   .

TRAFFIC.COM, INC.

By:
Name: Robert N. Verratti
Title: Chief Executive Officer

Attest:

David L. Jannetta
Secretary